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                                                                    Exhibit 99.2


                                                              [IBIS LOGO]


NEWS RELEASE

FOR IMMEDIATE RELEASE

            IBIS TECHNOLOGY INTRODUCES NEW I2000 OXYGEN ION IMPLANTER
                       FOR PRODUCTION OF SIMOX-SOI WAFERS

   NEW IMPLANTER ENABLES HIGH VOLUME MANUFACTURING OF HIGH QUALITY, LOW-COST, 200- AND 300-MILLIMETER SIMOX-SOI WAFERS FOR ADVANCED SEMICONDUCTOR DEVICES

DANVERS, Mass., Mar. 20, 2002--In a move that could further accelerate the semiconductor industry's adoption of silicon-on-insulator (SOI) technology, Ibis Technology Corporation (Nasdaq: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today introduced its new i2000(TM) oxygen ion implanter. Building on the success of Ibis' model 1000 implanters, which have produced the vast majority of the world's SIMOX-SOI wafers manufactured to date, this third-generation implanter is a high-throughput, high-volume production tool for manufacturing 200- and 300-millimeter SIMOX-SOI wafers, including the company's Advantox(R) MLD and Advantox MLD-UT products.

Martin J. Reid, president and chief executive officer of Ibis Technology, said, "This new i2000 implanter is a step function advance over any other oxygen implanter available today. Consistent, high-quality wafers, the ability to handle both 200- and 300- millimeter wafers, throughput as high as 50,000 200-millimeter wafers per year, and reduced cost of ownership are only a few of the extraordinary features of the new i2000 implanter." Reid went on to explain that the throughput of the i2000 implanter could increase even further "by as much as 100%" as the thickness of SOI layers is reduced in accordance with customers' technology roadmaps. "We are confident that the i2000 implanter will be the new standard for oxygen ion implanters for years to come, producing cost-effective SIMOX-SOI wafers that enable continued chip technology advancements," added Reid.

As semiconductor manufacturers pursue faster, smaller, more power-efficient chips, the electrical leakage from transistors into the underlying silicon, typical of most CMOS devices, can no longer be tolerated. In fact, power consumption and related heat dissipation issues have been identified as the most serious obstacles to keeping pace with Moore's law. Silicon-on-insulator (SOI) wafers contain a thin layer of insulating oxide just below the thin top layer of silicon where the active transistors are located. This insulating layer greatly reduces the electrical leakage into the substrate, resulting in devices that are up to 35 percent faster or use up to 85 percent less power.

Separation-by-IMplantation-of-OXygen (SIMOX) refers to a technique used by Ibis for manufacturing SOI wafers where an oxygen implanter creates the insulating layer within the wafer. Compared to competing technologies, the SIMOX process offers high quality SOI wafers at competitive costs in production quantities.

As more and more chipmakers adopt SOI technology, there is a need for growing quantities of SOI wafers. In particular, the availability of 300-millimeter SOI wafers is regarded as a major catalyst for broader adoption of SOI technology. The i2000 implanter, with its ability to produce both 200- and 300-millimeter wafers, addresses this market.

The i2000 implanter incorporates several advancements specifically aimed at increased production throughput, including faster load and unload cycles, rapid heating of the wafers in the process chamber, and the use of active cooling to cool wafers quickly after processing at an operating temperature of approximately 500 degrees Celsius.


                                     -more-

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IDIBIS INTRODUCES I2000 IMPLANTER....................................PAGE 2 OF 2


Additional features include Ibis' patented MagScan(TM) magnetic scanning beam technology and a simplified beamline.

The overall system has a relatively small footprint, requiring less cleanroom space than its predecessor, the Ibis 1000 implanter. But the new i2000 implanter has a process chamber large enough to handle twenty 200-millimeter wafers or thirteen 300-millimeter wafers in each batch.

The i2000 implanter incorporates a number of features customers expect on leading edge processing tools. These include end-station load ports that accommodate 200- and 300-millimeter wafers in FOUP, SMIF pods or open cassettes. The system's software supports multiple GUI's, remote diagnostics, recipe operation, data logging, and SECS/GEM factory communications. In addition, SEMI standards for safety and ergonomics are supported. A modular design for ease of shipping and installation separates the implanter into four primary modules: end station, collimator, beamline and accelerator, and terminal.

According to Reid, the company's first i2000 implanter, "is currently being demonstrated for several prospective customers, and is being used to produce 300-millimeter Advantox MLD wafers for customer evaluations."

ABOUT IBIS TECHNOLOGY

Ibis Technology Corporation is the leading provider of SIMOX-SOI
(Separation-by-IMplantation-of-OXygen Silicon-On-Insulator) wafers and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at www.ibis.com.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements with regard to Ibis Technology that are subject to certain risks and uncertainties including statements regarding the performance and capabilities of the i2000 implanter. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of March 20, 2002, and Ibis undertakes no duty to update this information unless required by law.

IBIS COMPANY CONTACTS:                                           AGENCY CONTACT:

Debra L. Nelson                  Al Alioto                       Bill Monigle
Chief Financial Officer          V.P. Sales & Marketing          IR/PR Counsel
Ibis Technology Corporation      Ibis Technology Corporation     For Ibis Technology
Phone: (978) 777-4247            Phone: (978) 777-4247 or        Phone: (603) 424-1184
                                        (831) 662 9100


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Note: Ibis and MagScan are trademarks and Advantox is a registered trademark of
Ibis Technology Corporation. All other trademarks are the property of their respective owners.